Liberator Medical Declares Cash Dividend of $0.02 per Share

STUART, FL -- (Marketwired) -- 04/05/13 -- Liberator Medical Holdings, Inc. (OTCBB: LBMH) today announced that on April 3, 2013, its Board of Directors approved a cash dividend of $0.02 per common share to its shareholders. This is the first cash dividend paid to shareholders in the Company's history.

A cash dividend of $0.02 per common share will be paid on May 6, 2013, to all shareholders of record as of the close of business on April 22, 2013.

Mark Libratore, the Company's President and CEO, commented, "We have generated over $3.7 million in operating cash flows during the first six months of fiscal year 2013 and continued to increase our sales over the prior year by managing the levels of our direct response advertising spend to maximize profitability and cash flows."

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About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Contacts:

Individual Investor Relations Contact:

WSR Communications

772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact:

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released April 5, 2013